Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER RESULTS

WARSAW, N.Y., July 29, 2019 – Financial Institutions, Inc. (Nasdaq:FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”),  today reported financial and operational results for the quarter ended June 30, 2019.

Net income for the quarter was $11.4 million compared to $12.2 million for the second quarter of 2018. After preferred dividends, net income available to common shareholders was $11.0 million for the quarter, or $0.69 per diluted share, compared to $11.8 million, or $0.74 per diluted share, for the second quarter of 2018. Second quarter 2018 net income was favorably impacted by a low provision for loan losses of $40 thousand, the result of a combination of factors described in the Credit Quality section below.

Pre-tax pre-provision income(1) for the quarter was $16.7 million compared to $15.2 million for the second quarter of 2018, an increase of $1.5 million, or 9.9%.

Second Quarter 2019 Highlights:

•	Net income of $11.4 million was third highest in Company history
•	Pre-tax pre-provision income of $16.7 million was the highest in Company history
•	Net interest income of $32.5 million was $2.2 million, or 7.4%, higher than the second quarter of 2018 and the highest in Company history
•	Net interest margin expanded to 3.28% as compared to 3.16% in the second quarter of 2018
•	Return on average assets was 1.06%
•	Total assets at quarter-end were $4.31 billion, an increase of $122.6 million from June 30, 2018

President and Chief Executive Officer Martin K. Birmingham stated, “We delivered a strong second quarter and first half of 2019 as we benefitted from our investments in people and systems and the execution of our strategic initiatives. For the second quarter in a row we generated record-breaking pre-tax pre-provision income.

“Our commercial and residential loan portfolios grew by 3.7% and 2.1% quarter-over-quarter and 16.8% and 11.4% year-over-year, respectively. Strong asset quality was illustrated by low annualized net charge-offs of 0.16% of average loans, the Company’s lowest quarterly charge-off level in more than ten years. Common book value per share increased by 3.3% in the quarter and tangible common book value per share(1) grew by 4.2%. Our capital ratios improved once again with a 30-basis-point increase in common equity to assets and a 32-basis-point increase in tangible common equity to tangible assets(1), or TCE ratio, to 7.77%.”

Chief Financial Officer Justin K. Bigham added, “Net interest margin for the quarter was favorably impacted by our ongoing balance sheet repositioning as we continue to redeploy assets from investment securities into higher-yielding loans. A continued focus on efficiency drove quarterly operating leverage year-over-year. We also made progress on our strategy to grow our relationship-based commercial and residential mortgage businesses and right-size our consumer indirect portfolio.”

Net Interest Income and Net Interest Margin

Net interest income was $32.5 million for the quarter, $672 thousand higher than the first quarter of 2019 and $2.2 million higher than the second quarter of 2018.

•

Average interest-earning assets for the quarter were $4.01 billion, $11.7 million higher than the first quarter of 2019 and $124.4 million higher than the second quarter of 2018. The primary driver of the increase was organic loan growth.

•

Second quarter 2019 net interest margin was 3.28%, four basis points higher than the first quarter of 2019 and 12 basis points higher than the second quarter of 2018. Net interest margin has been positively impacted by the continued repositioning of the Company’s balance sheet, as a growing proportion of interest-earning assets are deployed into loans.

Noninterest Income

Noninterest income was $9.2 million for the quarter, compared to $9.1 million in the first quarter of 2019 and $8.4 million in the second quarter of 2018.

•

ATM and debit card charges of $1.7 million was $296 thousand higher than the first quarter of 2019 and $208 thousand higher than the second quarter of 2018, primarily due to an increase in consumer debit card activity.

•

Net gain on sale of loans held for sale of $407 thousand was $225 thousand higher than the first quarter of 2019 and $276 thousand higher than the second quarter of 2018. This income fluctuates based upon the timing of loan and sale closings.

•

Investment advisory fees were $2.3 million in the second quarter of 2019 compared to $2.2 million in the first quarter of 2019 and $1.9 million in the second quarter of 2018. The increase compared to the second quarter of 2018 was primarily the result of the June 1, 2018 acquisition of HNP Capital.

•

A loss from derivative instruments of $45 thousand was recognized in the second quarter of 2019 driven by significantly lower volume of new interest rate swap transactions. As a result, the income recognized from new transactions was more than offset by the credit valuation adjustment associated with our interest rate swap portfolio.

•

Insurance income was $872 thousand in the second quarter of 2019 compared to $1.4 million in the first quarter of 2019 and $1.0 million in the second quarter of 2018. The decrease compared to the first quarter of 2019 was the result of seasonality in this line of business. The decrease compared to the second quarter of 2018 was primarily due to higher contingent and transaction revenue in the prior year period.

Noninterest Expense

Noninterest expense was $25.0 million in the second quarter of 2019, compared to $25.2 million in the first quarter of 2019 and $23.4 million in the second quarter of 2018.

•

Salaries and employee benefits expense totaled $13.2 million in the second quarter of 2019, $14.0 million in the first quarter of 2019 and $12.9 million in the second quarter of 2018. The decrease compared to the first quarter of 2019 was primarily due to favorable health claims in the second quarter combined with the impact of higher payroll-related taxes incurred in the first quarter. The increase compared to the second quarter of 2018 was primarily the result of investments in bank personnel and the 2018 acquisition of HNP Capital. The number of full-time equivalent employees was 689 at June 30, 2019, 687 at March 31, 2019, and 673 at June 30, 2018.

•

Advertising and promotions expense of $1.1 million was $566 thousand higher than the first quarter of 2019 and $365 thousand higher than the second quarter of 2018 as a result of the timing of expenses related to the Five Star Bank branding campaign.

Income Taxes

Income tax expense was $2.9 million for the quarter compared to $3.0 million for each of the first quarter of 2019 and second quarter of 2018. The effective tax rate was 20.5% for the quarter compared to 20.8% for the first quarter of 2019 and 19.7% for the second quarter of 2018.

Effective tax rates are impacted by items of income and expense not subject to federal or state taxation. The Company’s effective tax rates differ from statutory rates primarily because of interest income from tax-exempt securities and earnings on company owned life insurance.

Balance Sheet and Capital Management

Total assets were $4.31 billion at June 30, 2019, up $11.4 million from $4.30 billion at March 31, 2019, and up $122.6 million from $4.19 billion at June 30, 2018.

Investment securities were $805.1 million at June 30, 2019, down $61.4 million from $866.5 million at March 31, 2019, and down $161.9 million from $967.0 million at June 30, 218. The decreases are the result of the redeployment of assets from investment securities into loans.

Total loans were $3.15 billion at June 30, 2019, up $42.5 million, or 1.4%, from March 31, 2019, and up $251.5 million, or 8.7%, from June 30, 2018.

•	Commercial business loans totaled $594.9 million, up $41.2 million, or 7.4%, from March 31, 2019, and up $87.9 million, or 17.3%, from June 30, 2018.
•	Commercial mortgage loans totaled $1.01 billion, up $16.8 million, or 1.7%, from March 31, 2019, and up $143.0 million, or 16.5%, from June 30, 2018.
•	Residential real estate loans totaled $546.0 million, up $11.3 million, or 2.1%, from March 31, 2019, and up $56.1 million, or 11.4%, from June 30, 2018.
•	Consumer indirect loans totaled $876.1 million, down $26.6 million, or 3.0%, from March 31, 2019, and down $30.1 million, or 3.3%, from June 30, 2018.

Total deposits were $3.47 billion at June 30, 2019, $36.8 million or 1.1% lower than March 31, 2019, and $209.8 million or 6.4% higher than June 30, 2018. The decrease from March 31, 2019, was primarily due to public deposit seasonality while the increase from June 30, 2018, was primarily the result of successful business development efforts. Public deposit balances represented 26% of total deposits at June 30, 2019, compared to 28% of total deposits at March 31, 2019, and 26% at June 30, 2018.

Short-term borrowings were $308.5 million at June 30, 2019, an increase of $21.2 million from March 31, 2019, and a decrease of $164.3 million from June 30, 2018. Short-term borrowings are typically utilized to manage the seasonality of public deposits.

Shareholders’ equity was $422.4 million at June 30, 2019, compared to $408.3 million at March 31, 2019, and $386.9 million at June 30, 2018. Tangible common book value per share was $20.60 at June 30, 2019, an increase of $0.83 or 4.2% from $19.77 at March 31, 2019, and an increase of $2.36 or 12.9% from $18.24 at June 30, 2018.

During the second quarter of 2019, the Company declared a common stock dividend of $0.25 per common share. The dividend returned 36% of second quarter net income to common shareholders.

The Company’s regulatory capital ratios at June 30, 2019, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.55%, compared to 8.36% and 8.10% at March 31, 2019, and June 30, 2018, respectively.
•	Common Equity Tier 1 Capital Ratio was 9.95%, compared to 9.87% and 9.82% at March 31, 2019, and June 30, 2018, respectively.
•	Tier 1 Capital Ratio was 10.45%, compared to 10.37% at each of March 31, 2019, and June 30, 2018.
•	Total Risk-Based Capital Ratio was 12.57%, compared to 12.50% and 12.66% at March 31, 2019, and June 30, 2018, respectively.

Credit Quality

Non-performing loans were $11.5 million at June 30, 2019, compared to $5.8 million at March 31, 2019, and $9.7 million at June 30, 2018. The increase was primarily the result of the internal downgrade of one commercial credit relationship with an unpaid principal balance of $5.6 million.

The second quarter 2019 provision for loan losses was $2.4 million compared to $1.2 million in the first quarter of 2019 and $40 thousand in the second quarter of 2018. Quarterly provision for loan losses varies based primarily on loan growth, charge-offs, collateral values and qualitative factors.

Net charge-offs were $1.2 million in the quarter, $533 thousand lower than the first quarter of 2019 and $432 thousand lower than the second quarter of 2018. The ratio of annualized net charge-offs to total average loans was 0.16% in the quarter, 0.23% in the first quarter of 2019 and 0.24% in the second quarter of 2018.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.36% at June 30, 2019, compared to 0.19% at March 31, 2019 and 0.34% at June 30, 2018. The ratio of allowance for loan losses to non-performing loans was 300% at June 30, 2019, compared to 574% at March 31, 2019, and 349% at June 30, 2018.

Conference Call

The Company will host an earnings conference call and audio webcast on July 30, 2019, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2019		2018
	June 30,	March 31,	December 31,	September 30,	June 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$108,988	$79,786	$102,755	$117,331	$89,094
Investment securities:
Available for sale	406,509	427,545	445,677	458,310	492,228
Held-to-maturity	398,610	438,984	446,581	459,623	474,803
Total investment securities	805,119	866,529	892,258	917,933	967,031
Loans held for sale	2,045	2,069	2,868	3,166	2,014
Loans:
Commercial business	594,923	553,745	557,861	537,942	507,021
Commercial mortgage	1,010,071	993,259	958,194	905,011	867,049
Residential real estate loans	546,031	534,691	524,155	507,598	489,940
Residential real estate lines	108,006	108,623	109,718	111,204	113,287
Consumer indirect	876,116	902,762	919,917	909,434	906,237
Other consumer	16,537	16,099	16,753	17,142	16,678
Total loans	3,151,684	3,109,179	3,086,598	2,988,331	2,900,212
Allowance for loan losses	34,434	33,327	33,914	33,955	33,955
Total loans, net	3,117,250	3,075,852	3,052,684	2,954,376	2,866,257
Total interest-earning assets	4,007,797	4,009,496	4,031,151	3,927,238	3,884,628
Goodwill and other intangible assets, net	75,534	75,850	76,173	78,853	79,188
Total assets	4,313,945	4,302,541	4,311,698	4,258,385	4,191,315
Deposits:
Noninterest-bearing demand	719,150	732,631	755,460	748,167	719,084
Interest-bearing demand	677,846	707,430	622,482	711,321	658,107
Savings and money market	966,509	1,016,666	968,897	988,486	1,012,972
Time deposits	1,108,484	1,052,110	1,020,068	1,037,755	872,004
Total deposits	3,471,989	3,508,837	3,366,907	3,485,729	3,262,167
Short-term borrowings	308,500	287,300	469,500	308,200	472,800
Long-term borrowings, net	39,237	39,220	39,202	39,184	39,167
Total interest-bearing liabilities	3,100,576	3,102,726	3,120,149	3,084,946	3,055,050
Shareholders’ equity	422,354	408,253	396,293	392,154	386,937
Common shareholders’ equity	405,026	390,925	378,965	374,825	369,608
Tangible common equity (1)	329,492	315,075	302,792	295,972	290,420
Accumulated other comprehensive loss	$(13,160)	$(18,554)	$(21,281)	$(21,820)	$(20,296)

Common shares outstanding	15,995	15,941	15,929	15,925	15,924
Treasury shares	105	115	127	131	132
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.55%	8.36%	8.16%	8.18%	8.10%
Common equity Tier 1 capital ratio	9.95%	9.87%	9.70%	9.81%	9.82%
Tier 1 capital ratio	10.45%	10.37%	10.21%	10.34%	10.37%
Total risk-based capital ratio	12.57%	12.50%	12.38%	12.58%	12.66%
Common equity to assets	9.39%	9.09%	8.79%	8.80%	8.82%
Tangible common equity to tangible assets (1)	7.77%	7.45%	7.15%	7.08%	7.06%

Common book value per share	$25.32	$24.52	$23.79	$23.54	$23.21
Tangible common book value per share (1)	$20.60	$19.77	$19.01	$18.59	$18.24

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six Months Ended		2019		2018
	June 30,		Second	First	Fourth	Third	Second
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$84,162	$72,490	$42,648	$41,514	$41,125	$39,117	$37,013
Interest expense	19,906	12,558	10,184	9,722	9,096	8,214	6,783
Net interest income	64,256	59,932	32,464	31,792	32,029	30,903	30,230
Provision for loan losses	3,547	2,989	2,354	1,193	3,884	2,061	40
Net interest income after provision for loan losses	60,709	56,943	30,110	30,599	28,145	28,842	30,190
Noninterest income:
Service charges on deposits	3,436	3,441	1,756	1,680	1,866	1,813	1,703
Insurance income	2,250	2,417	872	1,378	1,012	1,501	1,018
ATM and debit card	3,182	2,952	1,739	1,443	1,643	1,557	1,531
Investment advisory	4,543	3,689	2,327	2,216	2,189	2,245	1,911
Company owned life insurance	834	893	424	410	460	440	443
Investments in limited partnerships	376	691	144	232	184	328	123
Loan servicing	214	223	104	110	122	96	108
Income (loss) from derivative
instruments, net	123	347	(45)	168	289	336	176
Net gain on sale of loans held for sale	589	227	407	182	266	303	131
Net (loss) gain on investment securities	113	7	166	(53)	(39)	(95)	7
Net gain on other assets	58	12	9	49	1	37	9
Other	2,635	2,415	1,330	1,305	1,355	1,255	1,247
Total noninterest income	18,353	17,314	9,233	9,120	9,348	9,816	8,407
Noninterest expense:
Salaries and employee benefits	27,250	26,300	13,249	14,001	14,373	13,970	12,871
Occupancy and equipment	8,912	8,574	4,326	4,586	4,427	4,337	4,167
Professional services	2,090	1,779	932	1,158	780	1,353	896
Computer and data processing	2,573	2,593	1,350	1,223	1,238	1,291	1,358
Supplies and postage	1,032	1,060	498	534	487	485	548
FDIC assessments	998	988	486	512	489	498	480
Advertising and promotions	1,606	1,698	1,086	520	935	949	721
Amortization of intangibles	639	593	316	323	330	334	305
Goodwill impairment	-	-	-	-	2,350	-	-
Other	5,074	3,967	2,760	2,314	2,394	2,304	2,102
Total noninterest expense	50,174	47,552	25,003	25,171	27,803	25,521	23,448
Income before income taxes	28,888	26,705	14,340	14,548	9,690	13,137	15,149
Income tax expense	5,966	5,247	2,939	3,027	2,199	2,560	2,979
Net income	22,922	21,458	11,401	11,521	7,491	10,577	12,170
Preferred stock dividends	731	731	366	365	365	365	366
Net income available to common
shareholders	$22,191	$20,727	$11,035	$11,156	$7,126	$10,212	$11,804
FINANCIAL RATIOS:
Earnings per share – basic	$1.39	$1.30	$0.69	$0.70	$0.45	$0.64	$0.74
Earnings per share – diluted	$1.39	$1.30	$0.69	$0.70	$0.45	$0.64	$0.74
Cash dividends declared on common stock	$0.50	$0.48	$0.25	$0.25	$0.24	$0.24	$0.24
Common dividend payout ratio	35.97%	36.92%	36.23%	35.71%	53.33%	37.50%	32.43%
Dividend yield (annualized)	3.46%	2.94%	3.44%	3.73%	3.70%	3.03%	2.93%
Return on average assets	1.08%	1.05%	1.06%	1.09%	0.70%	1.00%	1.18%
Return on average equity	11.32%	11.31%	11.01%	11.65%	7.50%	10.71%	12.70%
Return on average common equity	11.45%	11.44%	11.12%	11.79%	7.46%	10.82%	12.90%
Return on average tangible common
equity (1)	14.21%	14.41%	13.73%	14.71%	9.40%	13.71%	16.27%
Efficiency ratio (2)	60.39%	60.99%	59.79%	60.99%	66.64%	62.04%	60.14%
Effective tax rate	20.7%	19.6%	20.5%	20.8%	22.7%	19.5%	19.7%

(1)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six Months Ended		2019		2018
	June 30,		Second	First	Fourth	Third	Second
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$18,050	$28,183	$18,145	$17,955	$25,411	$17,955	$34,357
Investment securities (1)	866,138	1,023,777	845,624	886,878	937,907	954,027	1,012,846
Loans:
Commercial business	562,618	467,225	577,884	547,182	539,622	519,114	481,045
Commercial mortgage	994,271	831,925	1,010,544	977,818	944,476	896,159	842,422
Residential real estate loans	534,986	477,130	540,390	529,522	515,539	498,371	483,577
Residential real estate lines	108,673	114,776	107,826	109,529	110,236	111,762	113,948
Consumer indirect	901,556	892,433	891,967	911,252	914,636	904,480	899,069
Other consumer	15,972	16,712	15,721	16,226	16,671	16,633	16,449
Total loans	3,118,076	2,800,201	3,144,332	3,091,529	3,041,180	2,946,519	2,836,510
Total interest-earning assets	4,002,264	3,852,161	4,008,101	3,996,362	4,004,498	3,918,501	3,883,713
Goodwill and other intangible assets, net	75,871	75,271	75,711	76,033	78,314	79,047	75,957
Total assets	4,291,670	4,114,839	4,300,254	4,282,991	4,268,809	4,187,538	4,142,735
Interest-bearing liabilities:
Interest-bearing demand	664,577	674,802	660,747	668,448	669,491	642,234	677,582
Savings and money market	981,439	1,022,554	996,878	965,829	1,011,427	978,578	1,032,425
Time deposits	1,086,670	881,863	1,096,544	1,076,687	1,032,632	946,499	906,271
Short-term borrowings	334,939	396,317	323,461	346,546	355,439	430,697	381,043
Long-term borrowings, net	39,218	39,147	39,227	39,209	39,191	39,174	39,156
Total interest-bearing liabilities	3,106,843	3,014,683	3,116,857	3,096,719	3,108,180	3,037,182	3,036,477
Noninterest-bearing demand deposits	720,727	693,648	714,205	727,321	733,717	730,960	699,112
Total deposits	3,453,413	3,272,867	3,468,374	3,438,285	3,447,267	3,298,271	3,315,390
Total liabilities	3,883,446	3,732,269	3,884,843	3,882,033	3,872,545	3,795,727	3,758,465
Shareholders’ equity	408,224	382,570	415,411	400,958	396,264	391,811	384,270
Common equity	390,896	365,242	398,083	383,630	378,936	374,482	366,942
Tangible common equity (2)	$315,025	$289,971	$322,372	$307,597	$300,622	$295,435	$290,985
Common shares outstanding:
Basic	15,950	15,898	15,970	15,930	15,922	15,921	15,906
Diluted	15,997	15,945	16,015	15,978	15,971	15,964	15,948
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.38%	2.32%	2.38%	2.37%	2.33%	2.35%	2.32%
Loans	4.80%	4.39%	4.82%	4.77%	4.68%	4.55%	4.43%
Total interest-earning assets	4.26%	3.82%	4.29%	4.23%	4.11%	4.00%	3.86%
Interest-bearing demand	0.21%	0.13%	0.21%	0.20%	0.20%	0.19%	0.13%
Savings and money market	0.43%	0.22%	0.44%	0.41%	0.38%	0.33%	0.26%
Time deposits	2.12%	1.41%	2.17%	2.06%	1.88%	1.69%	1.49%
Short-term borrowings	2.71%	1.84%	2.71%	2.70%	2.56%	2.24%	2.01%
Long-term borrowings, net	6.30%	6.31%	6.30%	6.30%	6.30%	6.31%	6.31%
Total interest-bearing liabilities	1.29%	0.84%	1.31%	1.27%	1.16%	1.07%	0.90%
Net interest rate spread	2.97%	2.98%	2.98%	2.96%	2.95%	2.93%	2.96%
Net interest rate margin	3.26%	3.17%	3.28%	3.24%	3.21%	3.17%	3.16%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six Months Ended		2019		2018
	June 30,		Second	First	Fourth	Third	Second
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$33,914	$34,672	$33,327	$33,914	$33,955	$33,955	$35,594
Net loan charge-offs (recoveries):
Commercial business	37	244	10	27	1,135	431	259
Commercial mortgage	(14)	(4)	3	(17)	901	110	(1)
Residential real estate loans	101	(103)	76	25	23	16	(53)
Residential real estate lines	(3)	86	(1)	(2)	15	21	(5)
Consumer indirect	2,580	2,981	1,022	1,558	1,599	1,246	1,317
Other consumer	326	502	137	189	252	237	162
Total net charge-offs	3,027	3,706	1,247	1,780	3,925	2,061	1,679
Provision for loan losses	3,547	2,989	2,354	1,193	3,884	2,061	40
Ending balance	$34,434	$33,955	$34,434	$33,327	$33,914	$33,955	$33,955

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.01%	0.11%	0.01%	0.02%	0.83%	0.33%	0.22%
Commercial mortgage	0.00%	0.00%	0.00%	-0.01%	0.38%	0.05%	0.00%
Residential real estate loans	0.04%	-0.04%	0.06%	0.02%	0.02%	0.01%	-0.04%
Residential real estate lines	-0.01%	0.15%	-0.01%	-0.01%	0.05%	0.08%	-0.02%
Consumer indirect	0.58%	0.67%	0.46%	0.69%	0.69%	0.55%	0.59%
Other consumer	4.12%	6.06%	3.51%	4.73%	6.00%	5.66%	3.95%
Total loans	0.20%	0.27%	0.16%	0.23%	0.51%	0.28%	0.24%

Supplemental information (1)
Non-performing loans:
Commercial business	$638	$4,026	$638	$594	$912	$2,203	$4,026
Commercial mortgage	6,836	2,151	6,836	909	1,586	1,900	2,151
Residential real estate loans	2,283	2,138	2,283	2,225	2,391	2,057	2,138
Residential real estate lines	282	288	282	252	255	297	288
Consumer indirect	1,399	1,124	1,399	1,822	1,989	1,385	1,124
Other consumer	25	4	25	2	8	8	4
Total non-performing loans	11,463	9,731	11,463	5,804	7,141	7,850	9,731
Foreclosed assets	37	299	37	41	230	290	299
Total non-performing assets	$11,500	$10,030	$11,500	$5,845	$7,371	$8,140	$10,030

Total non-performing loans to total loans	0.36%	0.34%	0.36%	0.19%	0.23%	0.26%	0.34%
Total non-performing assets to total assets	0.27%	0.24%	0.27%	0.14%	0.17%	0.19%	0.24%
Allowance for loan losses to total loans	1.09%	1.17%	1.09%	1.07%	1.10%	1.14%	1.17%
Allowance for loan losses to non-performing loans	300%	349%	300%	574%	475%	433%	349%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended		2019		2018
	June 30,		Second	First	Fourth	Third	Second
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,313,945	$4,302,541	$4,311,698	$4,258,385	$4,191,315
Less: Goodwill and other intangible assets, net			75,534	75,850	76,173	78,853	79,188
Tangible assets			$4,238,411	$4,226,691	$4,235,525	$4,179,532	$4,112,127

Ending tangible common equity:
Common shareholders’ equity			$405,026	$390,925	$378,965	$374,825	$369,608
Less: Goodwill and other intangible assets, net			75,534	75,850	76,173	78,853	79,188
Tangible common equity			$329,492	$315,075	$302,792	$295,972	$290,420

Tangible common equity to tangible assets (1)			7.77%	7.45%	7.15%	7.08%	7.06%

Common shares outstanding			15,995	15,941	15,929	15,925	15,924
Tangible common book value per share (2)			$20.60	$19.77	$19.01	$18.59	$18.24

Average tangible assets:
Average assets	$4,291,670	$4,114,839	$4,300,254	$4,282,991	$4,268,809	$4,187,538	$4,142,735
Less: Average goodwill and other intangible assets, net	75,871	75,271	75,711	76,033	78,314	79,047	75,957
Average tangible assets	$4,215,799	$4,039,568	$4,224,543	$4,206,958	$4,190,495	$4,108,491	$4,066,778

Average tangible common equity:
Average common equity	$390,896	$365,242	$398,083	$383,630	$378,936	$374,482	$366,942
Less: Average goodwill and other intangible assets, net	75,871	75,271	75,711	76,033	78,314	79,047	75,957
Average tangible common equity	$315,025	$289,971	$322,372	$307,597	$300,622	$295,435	$290,985

Net income available to common shareholders	$22,191	$20,727	$11,035	$11,156	$7,126	$10,212	$11,804
Return on average tangible common equity (3)	14.21%	14.41%	13.73%	14.71%	9.40%	13.71%	16.27%

Pre-tax pre-provision income:
Net income	$22,922	$21,458	$11,401	$11,521	$7,491	$10,577	$12,170
Add: Income tax expense	5,966	5,247	2,939	3,027	2,199	2,560	2,979
Add: Provision for loan losses	3,547	2,989	2,354	1,193	3,884	2,061	40
Pre-tax pre-provision income	$32,435	$29,694	$16,694	$15,741	$13,574	$15,198	$15,189

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.